Exhibit 99.1

BRIGHTVIEW REPORTS SECOND QUARTER FISCAL 2022 RESULTS

•
Total revenue of $711.9 million compared to prior year of $651.9 million, an increase of $60.0 million, or 9.2%.
•
Maintenance Land organic revenue growth of 8.1% from the prior year.
•
Maintenance Snow organic revenue of $196.4 million compared to the prior year of $226.0 million.
•
Net Income of $0.7 million compared to prior year Net Income of $6.3 million.
•
Adjusted EBITDA of $59.7 million compared to prior year of $66.8 million.
•
Earnings Per Share of $0.01 compared to the prior year of $0.06. Adjusted Earnings Per Share of $0.18 compared to the prior year of $0.26.
•
Completed four acquisitions in the second quarter of 2022, with approximately $82 million of annualized revenue.

Third Quarter and Full Year Fiscal 2022 Guidance

•
Third Quarter Total Revenue of $715 - $735 million, and Adjusted EBITDA[1] of $94 - $100 million.
•
Full Year Total Revenue of $2,730 - $2,770 million, and Adjusted EBITDA[1] of $290 - $302 million.
•
Underpinned by expected Maintenance Land organic growth of 3-4% in the second half of the fiscal year.

BLUE BELL, PA, May 5, 2022 -- BrightView Holdings, Inc. (NYSE: BV) (the “Company” or “BrightView”), the leading commercial landscaping services company in the United States, today reported unaudited results for the second quarter ended March 31, 2022.

“I couldn’t be prouder of the results delivered by the entire team at BrightView. We saw another quarter of solid organic growth in our Maintenance Land business and a strong rebound in our Development Services business. While the unexpected increase in fuel prices and decline in organic snow revenue impacted our margins, we believe the resiliency of our business model allowed us to deliver results at the top end of our guidance range.” said Andrew Masterman, BrightView President and Chief Executive Officer. “Looking ahead, we anticipate continued inflationary pressures, but the fundamentals of our business and industry remain vibrant and we are excited about our long-term prospects. Our confidence is underpinned by the success of our acquisitions and investments in our sales team and technology. With this confidence, we continued our share repurchase program and in April completed an additional repurchase of approximately $72.8 million of BrightView shares, representing over $161 million shares repurchased during Fiscal 2022”

1Adjusted EBITDA and Adjusted Earnings per Share are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” section for more information. The Company is not providing a quantitative reconciliation of its financial outlook for Adjusted EBITDA to net income (loss), its corresponding GAAP measure, because the GAAP measure that is excluded from its non-GAAP financial outlook is difficult to reliably predict or estimate without unreasonable effort due to its dependence on future uncertainties, such as items discussed below. Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow and Adjusted Earnings per Share are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” sections for more information.

Second Quarter Fiscal 2022 Highlights

•
Total revenue of $711.9 million, a 9.2% increase compared to $651.9 million in the prior year.
•
Maintenance revenue of $553.4 million, a 3.3% increase compared to $535.7 million in the prior year.
o
Land revenue of $345.2 million compared to the prior year of $309.7 million.
o
Snow revenue of $208.2 million compared to the prior year of $226.0 million.
•
Development revenue of $159.7 million, a 36.4% increase compared to $117.1 million in the prior year.
•
Net Income of $0.7 million, compared to Net Income of $6.3 million, in the prior year; Net Income Margin of 0.1%, compared to prior year Net Income Margin of 1.0%.
•
Adjusted EBITDA of $59.7 million, a decrease of $7.1 million or 10.6% compared to Adjusted EBITDA of $66.8 million in the prior year; Adjusted EBITDA margin of 8.4%, a decrease of 180 basis points compared to Adjusted EBITDA margin of 10.2% in the prior year.
•
Net cash provided by operating activities of $64.7 million and Free Cash Flow of $30.5 million.

Six Months Fiscal 2022 Highlights

•
Total revenue of $1,303.8 million, an 8.1% increase compared to $1,206.3 million in the prior year.
•
Maintenance revenue of $991.6 million, a 4.0% increase compared to $953.8 million in the prior year.
o
Land revenue of $747.4 million compared to the prior year of $672.0 million.
o
Snow revenue of $244.2 million compared to the prior year of $281.8 million.
•
Development revenue of $314.4 million, a 23.6% increase compared to $254.4 million in the prior year.
•
Net Loss of $12.1 million, and a net loss margin of 0.9%, compared to Net Loss of $5.7 million, and a net loss margin of 0.5%, in the prior year.
•
Adjusted EBITDA of $102.3 million, a decrease of $17.0 million or 14.2% compared to Adjusted EBITDA of $119.3 million in the prior year; Adjusted EBITDA margin of 7.8%, a decrease of 210 basis points compared to Adjusted EBITDA margin of 9.9% in the prior year.
•
Net cash provided by operating activities of $42.3 million and Free Cash Flow usage of $19.3 million.

Fiscal 2022 Results – Total BrightView

Total BrightView - Operating Highlights
	Three Months Ended March 31,			Six Months Ended March 31,
($ in millions, except per share figures)	2022	2021	Change	2022	2021	Change
Revenue	$711.9	$651.9	9.2%	$1,303.8	$1,206.3	8.1%
Net Income (Loss)	$0.7	$6.3	88.9%	$(12.1)	$(5.7)	(112.3%)
Net Income (Loss) Margin	0.1%	1.0%	(90) bps	(0.9%)	(0.5%)	(40) bps
Adjusted EBITDA	$59.7	$66.8	(10.6%)	$102.3	$119.3	(14.2%)
Adjusted EBITDA Margin	8.4%	10.2%	(180) bps	7.8%	9.9%	(210) bps
Adjusted Net Income	$18.3	$27.2	(32.7%)	$26.5	$40.1	(33.9%)
Basic Income (Loss) per Share	$0.01	$0.06	(83.3%)	$(0.12)	$(0.05)	(140.0%)
Earnings per Share, Adjusted	$0.18	$0.26	(30.8%)	$0.26	$0.38	(31.6%)
Weighted average number of common shares outstanding	100.3	105.2	(4.7%)	102.7	105.2	(2.4%)

For the second quarter of fiscal 2022, total revenue increased 9.2% to $711.9 million driven by increases in Maintenance Services revenues of $17.7 million and Development Services revenues of $42.6 million. Net Income was $0.7 million compared to Net Income of $6.3 million in the prior year period. Total Adjusted EBITDA decreased $7.1 million, or 10.6%, to $59.7 million from $66.8 million in the prior year period. Maintenance Services Segment Adjusted EBITDA decreased $9.4 million, or 13.0%, to $62.9 million compared to $72.3 million in the prior year period. Development Services Segment Adjusted EBITDA increased $1.9 million to $12.8 million from $10.9 million in the prior year period. The Segment Adjusted EBITDA results are discussed further below.

Fiscal 2Q22 - Total Revenue

$651.9
$25.2
$(29.6)
1 $22.1
$27.8
$14.9
$711.9
2Q21
Commercial Landscaping
Snow Removal
Maintenance Acquisitions
Development Services
Development Acquisitions
2Q22
Maintenance Services Segment
Development Services Segment

Figures are in $ millions, totals may not sum due to inter-company eliminations
[1]Landscape Services $10.3, Snow Removal $11.8

For the six months ended March 31, 2022, total revenue increased 8.1% to $1,303.8 million driven by increases in Maintenance Services revenues of $37.8 million and Development Services revenues of $60.0 million. Net Loss was $12.1 million compared to Net Loss of $5.7 million in the prior year period. Total Adjusted EBITDA decreased $17.0 million, or 14.2%, to $102.3 million from $119.3 million in the prior year period. Maintenance Services Segment Adjusted EBITDA decreased $13.7 million, or 11.2%, to $108.2 million compared to $121.9 million in the prior year period. Development Services Segment Adjusted EBITDA decreased $0.6 million to $27.3 million from $27.9 million in the prior year period. The Segment Adjusted EBITDA results are discussed further below.

Fiscal 1H22 - Total Revenue

$1,206.3
$51.5
$(53.6)
1 $39.9
$23.2
$36.8
$1,303.8
1H21
Commercial Landscaping
Snow Removal
Maintenance Acquisitions
Development Services
Development Acquisitions
1H22
Maintenance Services Segment
Development Services Segment

Figures are in $ millions, totals may not sum due to inter-company eliminations

[1]Landscape Services $23.9, Snow Removal $16.0

Fiscal 2022 Results – Segments

Maintenance Services - Operating Highlights
	Three Months Ended March 31,			Six Months Ended March 31,
($ in millions)	2022	2021	Change	2022	2021	Change
Landscape Maintenance	$345.2	$309.7	11.5%	$747.4	$672.0	11.2%
Snow Removal	$208.2	$226.0	(7.9%)	$244.2	$281.8	(13.3%)
Total Revenue	$553.4	$535.7	3.3%	$991.6	$953.8	4.0%
Adjusted EBITDA	$62.9	$72.3	(13.0%)	$108.2	$121.9	(11.2%)
Adjusted EBITDA Margin	11.4%	13.5%	(210) bps	10.9%	12.8%	(190) bps
Capital Expenditures	$27.1	$15.3	76.8%	$48.9	$24.2	101.9%

For the second quarter of fiscal 2022, revenue in the Maintenance Services Segment increased by $17.7 million, or 3.3%, from the prior year. The increase was primarily driven by a $25.2 million, or 8.1%, increase in underlying commercial landscape services underpinned by a combination of contract services growth and to a greater extent ancillary services growth, as well as a $22.1 million revenue contribution from acquired businesses. Offsetting this was a decrease of $17.8 million in snow removal services principally driven by lower snowfall, net of $11.8 million from acquired businesses.

Adjusted EBITDA for the Maintenance Services Segment for the three months ended March 31, 2022 decreased by $9.4 million to $62.9 million from $72.3 million in the 2021 period. Segment Adjusted EBITDA Margin decreased 210 basis points, to 11.4%, in the three months ended March 31, 2022, from 13.5% in the 2021 period. The decreases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were principally driven by the decrease in snow removal revenues and higher fuel costs which were partially offset by increases in underlying commercial landscape services and revenues from acquisitions.

For the six months ended March 31, 2022, revenue in the Maintenance Services Segment increased by $37.8 million, or 4.0%, from the 2021 period. The increase was primarily driven by a $51.5 million, or 7.7%, increase in underlying commercial landscape services underpinned by a combination of contract services growth and to a greater extent ancillary services growth, as well as a $39.9 million revenue contribution from acquired businesses. Offsetting this was a decrease of $37.6 million in snow removal services, net of $16.0 million from acquired businesses.

Adjusted EBITDA for the Maintenance Services Segment for the six months ended March 31, 2022 decreased by $13.7 million to $108.2 million from $121.9 million in the 2021 period. Segment Adjusted EBITDA Margin decreased 190 basis points, to 10.9%, in the six months ended March 31, 2022, from 12.8% in the 2021 period. The decreases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were principally driven by the decrease in snow removal revenues and higher fuel costs which were partially offset by increases in underlying commercial landscape services and revenues from acquisitions.

Development Services - Operating Highlights
	Three Months Ended March 31,			Six Months Ended March 31,
($ in millions)	2022	2021	Change	2022	2021	Change
Revenue	$159.7	$117.1	36.4%	$314.4	$254.4	23.6%
Adjusted EBITDA	$12.8	$10.9	17.4%	$27.3	$27.9	(2.2%)
Adjusted EBITDA Margin	8.0%	9.3%	(130) bps	8.7%	11.0%	(230) bps
Capital Expenditures	$6.9	$2.0	245.0%	$8.1	$2.3	252.2%

For the second quarter of fiscal 2022, revenue in the Development Services Segment increased by $42.6 million, or 36.4%, compared to the prior year. The increase was principally driven by an increase in Development Services project volumes of $27.8 million coupled with $14.9 million of revenue contributions from acquired businesses.

Adjusted EBITDA for the Development Services Segment for the three months ended March 31, 2022 increased $1.9 million, to $12.8 million, compared to the 2021 period principally due to the increase in revenues described above. Segment

Adjusted EBITDA Margin decreased 130 basis points, to 8.0% for the quarter from 9.3% in the prior year primarily as a result of higher material and fuel costs, partially offset by improved labor costs as a percentage of revenue.

For the six months ended March 31, 2022, revenue in the Development Services Segment for the increased by $60.0 million, or 23.6%, compared to the 2021 period. The increase was principally driven by a $36.8 million revenue contribution from acquired businesses combined with an increase of $23.2 million due to additional project volumes.

Adjusted EBITDA for the Development Services Segment six months ended March 31, 2022 decreased $0.6 million, to $27.3 million, compared to the 2021 period. Segment Adjusted EBITDA Margin decreased 230 basis points, to 8.7% for the quarter from 11.0% in the 2021 period. Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin decreased principally due to higher material costs as a percentage of revenue which more than offset the increase in revenues described above.

Total BrightView Cash Flow Metrics
	Six Months Ended March 31,
($ in millions)	2022	2021	Change
Net Cash Provided by Operating Activities	$42.3	$83.4	(49.3%)
Free Cash Flow	$(19.3)	$58.9	(132.8%)
Capital Expenditures	$64.2	$27.9	130.1%

Net cash provided by operating activities for the six months ended March 31, 2022 decreased $41.1 million, to $42.3 million, from $83.4 million in the prior year. This decrease was due to a decrease in the cash provided by accounts payable and other operating liabilities principally due to the repayment of the payroll tax deferral under the CARES Act coupled with a reduction in cash provided by other operating assets. This was partially offset by an increase in cash provided by accounts receivable and unbilled and deferred revenue.

Free Cash Flow decreased $78.2 million to an outflow of $19.3 million for the six months ended March 31, 2022 from an inflow of $58.9 million in the prior year. The decrease in Free Cash Flow was due to an increase in cash used for capital expenditures as further described below, and a decrease in net cash provided by operating activities, as described above.

For the six months ended March 31, 2022, capital expenditures were $64.2 million, compared with $27.9 million in the 2021 period driven principally by receipted orders previously impacted by pandemic-related supply chain challenges. The Company also generated proceeds from the sale of property and equipment of $2.6 million and $3.4 million during the six months ended March 31, 2022 and 2021, respectively. Net of the proceeds from the sale of property and equipment, net capital expenditures represented 4.7% and 2.0% of revenue in the six months ended March 31, 2022 and 2021, respectively.

Total BrightView Balance Sheet Metrics
($ in millions)	March 31, 2022	March 31, 2021	September 30, 2021
Total Financial Debt[1]	$1,304.6	$1,171.3	$1,179.7
Total Cash & Equivalents	45.5	123.8	123.7
Total Net Financial Debt[2]	$1,259.1	$1,047.5	$1,056.0
Total Net Financial Debt to Adjusted EBITDA ratio[3]	4.4x	3.5x	3.5x
[1]Total Financial Debt includes total long-term debt, net of original issue discount, and finance lease obligations
[2]Total Net Financial Debt equals Total Financial Debt minus Total Cash & Equivalents
[3]Total Net Financial Debt to Adjusted EBITDA ratio equals Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

As of March 31, 2022, the Company’s Total Net Financial Debt was $1,259.1 million, an increase of $211.6 million compared to $1,047.5 million as of March 31, 2021. The Company’s Total Net Financial Debt to Adjusted EBITDA ratio was 4.4x and 3.5x as of March 31, 2022 and March 31, 2021, respectively.

On April 22, 2022, the Company, entered into Amendment No. 6 to the Credit Agreement (the “Amendment Agreement”). The Existing Credit Agreement was amended (the “Amended Credit Agreement”) to provide for: (i) a $1,200.0 seven-year term loan (the “Series B Term Loan”) and (ii) a $300.0 five-year revolving credit facility (the “Revolving Credit Facility”). The Company used the net proceeds from the Series B Term Loan to repay all amounts outstanding under the Company’s Existing Credit Agreement.

Conference Call Information

A conference call to discuss the second quarter fiscal 2022 financial results is scheduled for May 5, 2022, at 10 a.m. ET. The U.S. toll free dial-in for the conference call is (844) 200-6205 and the international dial-in is (929) 526-1599. The Conference ID is 039418. A live audio webcast of the conference call will be available on the Company’s investor website https://investor.brightview.com, where presentation materials will be posted prior to the call.

A replay of the call will be available from 1 p.m. ET on May 5, 2022 to 11:59 p.m. ET on May 12, 2022. To access the recording, dial (866) 813-9403 (Conference ID 494285).

About BrightView

BrightView is the largest provider of commercial landscaping services in the United States. Through its team of approximately 20,500 employees, BrightView provides services ranging from landscape maintenance and enhancements to tree care and landscape development for thousands of customers’ properties, including corporate and commercial properties, HOAs, public parks, hotels and resorts, hospitals and other healthcare facilities, educational institutions, restaurants and retail, and golf courses, among others. BrightView is the Official Field Consultant to Major League Baseball.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this presentation, including statements relating to our third quarter fiscal 2022 and full year fiscal 2022 guidance and other statements related to our expectations regarding our industry, strategy, future operations, future liquidity and financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words such as “outlook,” “guidance,” “projects,” “continues,” “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative version of these words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Factors that could cause actual results to differ materially from those projected include, but are not limited to: general business economic and financial conditions; the duration and extent of the novel coronavirus (COVID-19) pandemic and its resurgence, and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, including possible additional or reinstated restrictions as a result of a resurgence of the pandemic; competitive industry pressures; the failure to retain current customers, renew existing customer contracts and obtain new customer contracts; the failure to enter into profitable contracts, or maintaining customer contracts that are unprofitable; a determination by customers to reduce their outsourcing or use of preferred vendors; the dispersed nature of our operating structure; our ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; the seasonal nature of our landscape maintenance services; our dependence on weather conditions; increases in prices for raw materials and fuel; changes in our ability to source adequate supplies and materials in a timely manner; any failure to accurately estimate the overall risk, requirements, or costs when we bid on or negotiate contracts that are ultimately awarded to us; the conditions and periodic fluctuations of real estate markets, including residential and commercial construction; our ability to retain our executive management and other key personnel; our ability to attract and retain trained workers and third-party contractors and re-employ seasonal workers; any failure to properly verify employment eligibility of our employees; subcontractors taking actions that harm our business; our recognition of future additional impairment charges; laws and governmental regulations, including those relating to employees, wage and hour, immigration, human health and safety and transportation; environmental, health and safety laws and regulations, including regulatory costs, claims and litigation related to the use of chemicals and pesticides by employees and related third-party claims; the distraction and impact caused by litigation, of adverse litigation judgments and settlements resulting from legal proceedings; increase in on-job accidents involving employees; any failure, inadequacy, interruption, security failure or breach of our information technology systems; our ability to adequately protect our intellectual property; restrictions imposed by our debt agreements that limit our flexibility in operating our business; our ability to generate sufficient cash flow to satisfy our significant debt service obligations; our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions, or other general corporate requirements; increases in interest rates governing our variable rate indebtedness increasing the cost of servicing our substantial indebtedness including proposed changes to LIBOR; ownership of our common stock; occurrence of natural disasters, terrorist attacks, geopolitical events, hostilities or other external events; changes in generally accepted accounting principles in the United States; and costs and requirements imposed as a result of maintaining the requirement of being a public company. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Item 1A. Risk Factors” in our Form 10-K for the fiscal year ended September 30, 2021 as such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA”, “Adjusted EBITDA Margin”, “Adjusted Net Income”, “Adjusted Earnings per Share”, “Free Cash Flow”, “Total Financial Debt”, “Total Net Financial Debt” and “Total Net Financial Debt to Adjusted EBITDA ratio”. We believe Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio assist investors in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management regularly uses these measures as tools in evaluating our operating performance, financial performance and liquidity. Management uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio to supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. In addition, we believe that Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA: We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA, defined above, divided by Net Service Revenues.

Adjusted Net Income: We define Adjusted Net Income as net income (loss) including interest and depreciation, and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions and the removal of the discrete tax items.

Adjusted Earnings per Share: We define Adjusted Earnings per Share as Adjusted Net Income divided by the weighted average number of common shares outstanding for the period.

Free Cash Flow: We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from the sale of property and equipment.

Total Financial Debt: We define Total Financial Debt as total long-term debt, net of original issue discount, and finance/capital lease obligations.

Total Net Financial Debt: We define Total Net Financial Debt as Total Financial Debt minus total cash and cash equivalents.

Total Net Financial Debt to Adjusted EBITDA ratio: We define Total Net Financial Debt to Adjusted EBITDA ratio as Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
Faten Freiha, VP of Investor Relations	David Freireich, VP of Communications & Public Affairs
484.567.7148	484.567.7244
Faten.Freiha@BrightView.com	David.Freireich@BrightView.com

BrightView Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(in millions)*	March 31, 2022	September 30, 2021
Assets
Current assets:
Cash and cash equivalents	$45.5	$123.7
Accounts receivable, net	411.4	378.9
Unbilled revenue	97.1	111.2
Other current assets	110.0	97.0
Total current assets	664.0	710.8
Property and equipment, net	301.3	264.4
Intangible assets, net	189.0	197.6
Goodwill	2,017.8	1,950.8
Operating lease assets	80.0	69.5
Other assets	42.5	44.5
Total assets	$3,294.6	$3,237.6
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$158.1	$144.4
Current portion of long-term debt	10.4	10.4
Deferred revenue	81.5	48.2
Current portion of self-insurance reserves	47.9	50.2
Accrued expenses and other current liabilities	203.0	220.9
Current portion of operating lease liabilities	24.8	22.0
Total current liabilities	525.7	496.1
Long-term debt, net	1,259.3	1,130.6
Deferred tax liabilities	57.7	70.8
Self-insurance reserves	104.6	104.5
Long-term operating lease liabilities	61.7	54.2
Other liabilities	32.1	38.7
Total liabilities	2,041.1	1,894.9
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding as of March 31, 2022 and September 30, 2021	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 105,700,000 and 105,200,000 shares issued and 98,900,000 and 105,200,000 shares outstanding as of March 31, 2022 and September 30, 2021, respectively	1.1	1.1
Treasury stock, at cost; 6,800,000 and 287,000 shares as of March 31, 2022 and September 30, 2021, respectively	(95.2)	(4.4)
Additional paid-in-capital	1,499.9	1,489.1
Accumulated deficit	(153.7)	(141.6)
Accumulated other comprehensive income (loss)	1.4	(1.5)
Total stockholders’ equity	1,253.5	1,342.7
Total liabilities and stockholders’ equity	$3,294.6	$3,237.6

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
(in millions)*
Net service revenues	$711.9	$651.9	$1,303.8	$1,206.3
Cost of services provided	554.8	493.8	1,006.8	914.6
Gross profit	157.1	158.1	297.0	291.7
Selling, general and administrative expense	133.4	127.9	268.2	251.3
Amortization expense	12.0	12.5	25.5	26.4
Income from operations	11.7	17.7	3.3	14.0
Other (expense) income	(1.0)	0.5	(0.4)	2.0
Interest expense	10.1	9.6	19.7	23.1
Income (loss) before income taxes	0.6	8.6	(16.8)	(7.1)
Income tax (benefit) expense	(0.1)	2.3	(4.7)	(1.4)
Net income (loss)	$0.7	$6.3	$(12.1)	$(5.7)
Income (loss) per share:
Basic and Diluted	$0.01	$0.06	$(0.12)	$(0.05)

BrightView Holdings, Inc.

Segment Reporting

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
(in millions)*
Maintenance Services	$553.4	$535.7	$991.6	$953.8
Development Services	159.7	117.1	314.4	254.4
Eliminations	(1.2)	(0.9)	(2.2)	(1.9)
Net Service Revenues	$711.9	$651.9	$1,303.8	$1,206.3
Maintenance Services	$62.9	$72.3	$108.2	$121.9
Development Services	12.8	10.9	27.3	27.9
Corporate	(16.0)	(16.4)	(33.2)	(30.5)
Adjusted EBITDA	$59.7	$66.8	$102.3	$119.3
Maintenance Services	$27.1	$15.3	$48.9	$24.2
Development Services	6.9	2.0	8.1	2.3
Corporate	1.7	0.9	7.2	1.4
Capital Expenditures	$35.7	$18.2	$64.2	$27.9

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended March 31,
	2022	2021
(in millions)*
Cash flows from operating activities:
Net (loss)	$(12.1)	$(5.7)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation	45.8	42.3
Amortization of intangible assets	25.5	26.4
Amortization of financing costs and original issue discount	1.9	1.9
Deferred taxes	(10.5)	(0.8)
Equity-based compensation	9.3	10.2
Realized loss on hedges	0.1	5.6
Other non-cash activities, net	(0.1)	1.2
Change in operating assets and liabilities:
Accounts receivable	(19.1)	(48.7)
Unbilled and deferred revenue	47.9	37.0
Other operating assets	(10.9)	8.1
Accounts payable and other operating liabilities	(35.5)	5.9
Net cash provided by operating activities	42.3	83.4
Cash flows from investing activities:
Purchase of property and equipment	(64.2)	(27.9)
Proceeds from sale of property and equipment	2.6	3.4
Business acquisitions, net of cash acquired	(84.4)	(75.7)
Other investing activities, net	0.3	0.2
Net cash (used) by investing activities	(145.7)	(100.0)
Cash flows from financing activities:
Repayments of finance lease obligations	(11.7)	(8.8)
Repayments of term loan	(5.2)	(5.2)
Repayments of receivables financing agreement	(95.0)	(24.6)
Proceeds from receivables financing agreement, net of issue costs	147.0	24.0
Proceeds from revolving credit facility	80.0	—
Proceeds from issuance of common stock, net of share issuance costs	0.9	1.0
Repurchase of common stock and distributions	(90.8)	(1.1)
Other financing activities, net	—	(2.0)
Net cash provided (used) by financing activities	25.2	(16.7)
Net change in cash and cash equivalents	(78.2)	(33.3)
Cash and cash equivalents, beginning of period	123.7	157.1
Cash and cash equivalents, end of period	$45.5	$123.8
Supplemental Cash Flow Information:
Cash paid for income taxes, net	$8.8	$3.0
Cash paid for interest	$17.7	$22.7

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(in millions)*	2022	2021	2022	2021
Adjusted EBITDA
Net income (loss)	$0.7	$6.3	$(12.1)	$(5.7)
Plus:
Interest expense, net	10.1	9.6	19.7	23.1
Income tax (benefit) expense	(0.1)	2.3	(4.7)	(1.4)
Depreciation expense	24.4	20.7	45.8	42.3
Amortization expense	12.0	12.5	25.5	26.4
Business transformation and integration costs (a)	2.4	6.2	8.3	12.8
Offering-related expenses (b)	—	—	—	0.2
Equity-based compensation (c)	4.6	5.3	9.4	10.2
COVID-19 related expenses (d)	5.6	3.9	10.4	11.4
Adjusted EBITDA	$59.7	$66.8	$102.3	$119.3
Adjusted Net Income
Net income (loss)	$0.7	$6.3	$(12.1)	$(5.7)
Plus:
Amortization expense	12.0	12.5	25.5	26.4
Business transformation and integration costs (a)	2.4	6.2	8.3	12.8
Offering-related expenses (b)	—	—	—	0.2
Equity-based compensation (c)	4.6	5.3	9.4	10.2
COVID-19 related expenses (d)	5.6	3.9	10.4	11.4
Income tax adjustment (e)	(7.0)	(7.0)	(15.0)	(15.2)
Adjusted Net Income	$18.3	$27.2	$26.5	$40.1
Free Cash Flow
Cash flows from operating activities	$64.7	$78.3	$42.3	$83.4
Minus:
Capital expenditures	35.7	18.2	64.2	27.9
Plus:
Proceeds from sale of property and equipment	1.5	2.8	2.6	3.4
Free Cash Flow	$30.5	$62.9	$(19.3)	$58.9

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(a)
Business transformation and integration costs consist of (i) severance and related costs; (ii) business integration costs and (iii) information technology infrastructure, transformation costs, and other.

	Three Months Ended March 31,		Six Months Ended March 31,
(in millions)*	2022	2021	2022	2021
Severance and related costs	$—	$—	$0.3	$0.2
Business integration (f)	0.5	2.1	4.5	5.7
IT infrastructure, transformation, and other (g)	1.9	4.1	3.5	6.9
Business transformation and integration costs	$2.4	$6.2	$8.3	$12.8

(b)
Represents expenses incurred for IPO related litigation and completed or contemplated subsequent registration statements.
(c)
Represents equity-based compensation expense and related taxes recognized for equity incentive plans outstanding.
(d)
Represents expenses related to the Company’s response to the COVID-19 pandemic, principally temporary and incremental salary and related expenses, personal protective equipment and cleaning and supply purchases, and other.
(e)
Represents the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of the applicable discrete tax items, which collectively result in a reduction of income tax. The tax effect of pre-tax items excluded from Adjusted Net Income is computed using the statutory rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances. Discrete tax items include changes in laws or rates, changes in uncertain tax positions relating to prior years and changes in valuation allowances.

	Three Months Ended March 31,		Six Months Ended March 31,
(in millions)*	2022	2021	2022	2021
Tax impact of pre-tax income adjustments	$7.0	$7.2	$15.0	$14.9
Discrete tax items	—	(0.2)	—	0.3
Income tax adjustment	$7.0	$7.0	$15.0	$15.2

(f)
Represents isolated expenses specifically related to the integration of acquired companies such as one-time employee retention costs, employee onboarding and training costs, and fleet and uniform rebranding costs. The Company excludes Business integration costs from the measures disclosed above since such expenses vary in amount due to the number of acquisitions and size of acquired companies as well as factors specific to each acquisition, and as a result lack predictability as to occurrence and/or timing, and create a lack of comparability between periods.
(g)
Represents expenses related to distinct initiatives, typically significant enterprise-wide changes. Such expenses are excluded from the measures disclosed above since such expenses vary in amount based on occurrence as well as factors specific to each of the activities, are outside of the normal operations of the business, and create a lack of comparability between periods.

Total Financial Debt and Total Net Financial Debt
(in millions)*	March 31, 2022	March 31, 2021	September 30, 2021
Long-term debt, net	$1,259.3	$1,123.4	$1,130.6
Plus:
Current portion of long-term debt	10.4	10.4	10.4
Financing costs, net	9.5	12.8	11.1
Present value of net minimum payment - finance lease obligations (h)	25.4	24.7	27.6
Total Financial Debt	1,304.6	1,171.3	1,179.7
Less: Cash and cash equivalents	(45.5)	(123.8)	(123.7)
Total Net Financial Debt	$1,259.1	$1,047.5	$1,056.0
Total Net Financial Debt to Adjusted EBITDA ratio	4.4x	3.5x	3.5x

(h)
Balance is presented within Accrued expenses and other current liabilities and Other liabilities in the Consolidated Balance Sheet.

(*) Amounts may not total due to rounding.